Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

BALLANTYNE OF OMAHA REPORTS FOURTH QUARTER

AND YEAR-END RESULTS

- 2004 Revenues Increase 31% to $49.1 Million;

Net Income Rises to $5.1 Million or $0.37 Per Diluted Share -

OMAHA, Nebraska (March 11, 2005) Ballantyne of Omaha, Inc. (Amex: BTN), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the three- and twelve-month periods ended December 31, 2004.

Net revenues in 2004 rose 31% to approximately $49.1 million from $37.4 million in 2003.  The revenue increase reflects a 32% increase in sales of Ballantyne’s theater equipment, as well as the recognition of $2.1 million in revenues related to the previously announced sale of large-format projectors and associated equipment to a theme park in China.

Gross profit in 2004 rose 57% to $13.5 million, or 27.5% of revenues, from $8.6 million, or 23.0% of revenues, in 2003.  The year-over-year increase in the gross profit margin reflects higher sales volume and the Company’s ability to achieve efficiencies in the manufacturing process, partially offset by higher cost of sales associated with the large format projector sale to the theme park in China.

Net income in 2004 increased to $5.1 million, or $0.37 per diluted share, compared to net income of approximately $0.6 million, or $0.04 per diluted share, in 2003.  In addition to the increase in gross profit, the results for the 2004 period also reflect an income tax benefit of $1.2 million for the reversal of certain deferred tax valuation allowances.  Per share results are based on a weighted average number of shares outstanding of 13,608,876 and 13,186,968 for 2004 and 2003, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Ballantyne saw increased demand for its theater products across all product categories during 2004, from complete projection systems to individual components such as replacement parts, xenon bulbs and lenses.  We believe this demand continues to reflect the improved economic health of theater exhibition customers who continue to expand or upgrade their theater circuits, as well as a larger installed base of our equipment in service.

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Net revenues for the three months ended December 31, 2004 rose 31% to approximately $14.5 million from $11.1 million in the year-ago period.  Gross profit in the 2004 fourth quarter rose 43% to $3.8 million, or 26.3% of revenues, from $2.7 million, or 24.1% of revenues, in the year-ago quarter.

Net income for the fourth quarter of 2004 rose to approximately $1.2 million, or $0.09 per diluted share, compared to net income of $0.2 million, or $0.02 per diluted share, in the fourth quarter of 2003.  Per share results are based on a weighted average number of shares outstanding of 13,703,081 and 13,146,516 for the fourth quarters of 2004 and 2003, respectively.

Mr. Wilmers continued, “Over the past two years, we have worked hard to achieve productivity gains and operate our business for maximum profit.  We increased the gross margin during this period from 16.6% in 2002, excluding discontinued operations, to 27.5% in 2004 by achieving higher sales volume, increased labor productivity and other manufacturing efficiencies.  By prudently managing selling, administrative and other corporate expenses along with these productivity gains, we transformed a 31% revenue increase from 2003 to 2004 into a more than five-fold increase in income from operations and a more than eight-fold increase in net income.

“We enter 2005 in strong financial shape with over $14 million in cash, negligible debt and the financial flexibility to continue pursuing new growth initiatives throughout the coming year.  The theater exhibition industry is expected to continue to improve in 2005 and, as such, we expect our sales and profits to improve through an increase in projector unit shipments over 2004 levels and continued operating leverage gained through manufacturing efficiencies.  Our strategic focus will be on further diversifying our revenue base through the development of new product lines and through strategic acquisitions.”

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties.  The potential risks and uncertainties include but are not limited to quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations stated or implied by such forward-looking statements.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net revenues	$14,513,617	$11,052,041	$49,144,510	$37,433,286
Cost of revenues	10,698,153	8,383,174	35,629,838	28,817,635
Gross profit	3,815,464	2,668,867	13,514,672	8,615,651

Selling & administrative expenses:
Selling	995,347	673,928	3,126,174	3,209,321
Administrative	1,055,663	1,420,584	4,605,220	4,430,137
Total selling & administrative exp.	2,051,010	2,094,512	7,731,394	7,639,458

Income from operations	1,764,454	574,355	5,783,278	976,193

Other income (expense), net	(47,297)	(106,658)	13,563	49,916

Income before interest and taxes	1,717,157	467,697	5,796,841	1,026,109

Net interest income	45,955	844	94,672	47,872

Income before income taxes	1,763,112	468,541	5,891,513	1,073,981

Income tax expense	(534,232)	(246,637)	(818,184)	(495,471)
Net income	$1,228,880	$221,904	$5,073,329	$578,510

Earnings per share

Basic	$0.09	$0.02	$0.40	$0.05
Diluted	$0.09	$0.02	$0.37	$0.04

Weighted average shares outstanding:

Basic	12,943,245	12,629,990	12,828,096	12,637,880
Diluted	13,703,081	13,146,516	13,608,876	13,186,968

-tables follow-

Selected Balance Sheet Items:

	December 31, 2004	December 31, 2003
	(Unaudited)

Cash and cash equivalents	$14,031,984	$8,761,568
Accounts receivable, net	6,159,764	6,698,725
Inventories, net	12,173,966	12,459,852
Current portion of long-term debt	25,935	24,253
Long-term debt	42,370	68,306
Accounts payable and accrued expenses	7,077,303	7,797,284
Total stockholders’ equity	$34,523,438	$29,089,089

Selected Cash Flow Statement Items:

	Twelve Months Ended December 31,
	2004	2003
	(Unaudited)
Net income	$5,073,329	$578,510
Depreciation and amortization	1,082,360	1,203,939
Net cash provided by operating activities	5,905,440	2,044,818
Capital expenditures	(1,131,792)	(406,717)
Net cash used in investing activities	(818,543)	(116,717)
Net cash provided by financing activities	183,519	84,225
Net cash contributed to continuing operations from discontinued operations	—	473,231
Net increase in cash & cash equivalents	5,270,416	2,485,557
Cash & cash equivalents at beginning of year	8,761,568	6,276,011
Cash & cash equivalents at end of year	$14,031,984	$8,761,568

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